Exhibit 99

For Immediate Release

Contact:

Matthew Shepherd

678-942-2683

mshepherd@netbank.com

NetBank Reschedules Announcement of Third Quarter Results

Delay Based on Ongoing Review of Previously Reported Irregularities
With Limited Group of Conforming Mortgage Loans

ATLANTA (November 9, 2005) — NetBank, Inc. (Nasdaq: NTBK), a diversified financial services provider and parent company of NetBank® (www.netbank.com), has temporarily delayed the reporting of its third quarter financial results. The company had originally targeted this morning for its release and management call with analysts, investors and other interested parties.

The postponement relates to an internal review of $13 million in conforming mortgage loans the company originated and sold to investors previously. These loans appear to have some irregularities stemming from the appraisal and underwriting process. Management is working to resolve the accounting treatment on any potential losses under generally accepted accounting principles. The company first reported a potential concern with these loans in its monthly operating statistics on October 24.

The company now intends to issue third quarter results on Monday, November 14, after the close of market. A call with management will follow at 4:30 p.m.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Douglas K. Freeman
Pass Code:	NetBank
Toll-Free:	888-889-1959
International:	+1-773-756-0455
One-Week Replay:	800-310-4931

The company will audiocast the call on the NetBank, Inc. Web site. The audiocast can be accessed within the “Investor Relations” area at www.netbankinc.com.

Management also intends to delay the filing of the company’s quarterly report on Form 10-Q with the Securities Exchange Commission under Rule 12b-25. This rule provides the company with an additional five calendar days to complete its filing.

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost-effective delivery of services. Its primary areas of operation include personal and small business banking, retail and wholesale mortgage lending, and transaction processing. For more information, please visit www.netbankinc.com.

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Forward-Looking Statements: When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “may,” “will,” “should,” “plan,” “intend,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. Further information on these and other risks and uncertainties are disclosed in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its reports on Form 10-Q and Form 8-K. Except as required by the federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements.